Exhibit 10.5

AMENDMENT TO THE

SENECA SAVINGS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Amendment is adopted this 9th day of June, 2025, by Seneca Savings (the “Bank”) for the benefit of Joseph Vitale (the “Executive”).

WHEREAS, the Bank and the Executive have previously entered into the Supplemental Executive Retirement Agreement made effective on June 20, 2016 (the “Agreement”), which is an unfunded deferred compensation arrangement intended to encourage the Executive to remain an employee of the Bank;

WHEREAS, the Agreement is designed to provide supplemental retirement benefits to the Executive upon his retirement, or other events as provided in the Agreement, which benefits are to be payable out of the Bank’s general assets; and

WHEREAS, the Bank desires to amend the Agreement to provide for an enhancement to the retirement benefit currently provided for under the Agreement.

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is acknowledged by the parties hereto, the Agreement is hereby amended as follows:

Section 1 is hereby deleted in its entirety and replaced with the following:

1.	Normal Retirement Benefit

The “Normal Retirement Benefit” shall be comprised of the Primary Normal Retirement Benefit (defined below) and the Secondary Normal Retirement Benefit (defined below), subject to the timing specified in this Section 1.

Upon the Executive's Separation from Service (as defined in Section 12.e. of the Agreement) on or after attaining age 65 (hereafter “Normal Retirement Age”), the Bank shall pay the Executive an annual benefit equal to the amount that is paid to the Bank from the Annuity Contract (as defined below), designated to benefit the Executive through the Rider, payable in equal monthly installments, commencing with the first month after the Separation from Service, and continuing monthly for a period of fifteen (15) years (the “Primary Normal Retirement Benefit”).

In the event the Executive is still living at the end of this fifteen (15) year period, the Bank shall pay the Executive an additional annual benefit equal to the amount that is paid from the Annuity Contract (the “Secondary Normal Retirement Benefit”). The Secondary Normal Retirement Benefit shall be payable in equal monthly installments, commencing with the first month following the final payment of the Primary Normal Retirement Benefit and continuing monthly for the life of the Executive.

For purposes of satisfying its obligations to provide these benefits, the Bank has invested in a Flexible Premium Indexed Deferred Annuity Contract set forth on Exhibit A, attached hereto (the “Annuity Contract”), which includes a lifetime benefit “Rider” or similar lifetime benefit feature. The Bank is the sole owner of the Annuity Contract and shall have the right to exercise all incidents of ownership, shall be the beneficiary of any death proceeds and shall at all times be entitled to the Annuity Contract’s cash surrender value. Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender any Annuity Contract without terminating the Agreement, provided the Bank replaces the Annuity Contract with a comparable annuity policy or asset of comparable value which provides for a similar lifetime benefit feature.  Without limitation, the Annuity Contract at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

Section 2 is hereby deleted in its entirety and replaced with the following:

2.	Early Retirement Benefit

Upon the Executive’s Separation from Service on or after attaining age 50 (the "Early Retirement Age") but prior to attaining the Normal Retirement Age for any reason other than as a result of death or Disability (which is addressed in Section 3), Cause (which is addressed in this Section 2) or in connection with a Change in Control (which is addressed in Section 7), then the Bank will pay the Executive an annual benefit equal to a percentage of the amount payable from the Annuity Contract, designated to benefit the Executive through the Rider (the "Early Retirement Benefit"). The percentage is equal to the ratio of the Accrued Benefit at Separation from Service to the projected Accrued Benefit at Normal Retirement Age. The Early Retirement Benefit will be determined by applying this percentage to the amount that is payable from the Annuity Contracts through the Rider at Separation from Service.

The Early Retirement Benefit shall be payable in equal monthly installments, commencing with the first month after such Separation from Service, and continuing monthly for a period of fifteen (15) years.

In the event the Executive is still living at the end of this fifteen (15) year period, the Bank shall pay the Executive an additional annual benefit equal to the same amount that was being paid from the Annuity Contract during the initial 15-year period. This amount shall be payable in equal monthly installments, commencing with the first month following the final payment of the initial 15-year period and continuing monthly for the life of the Executive.

Termination for “Cause” shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank's Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Employer, intentional failure to perform stated duties, or willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order. Termination for Cause shall occur after written notice given to the Executive pursuant to two-thirds vote of all of the non-employee members of the Board, that Executive is being terminated for Cause and setting forth the details thereof. Upon termination for Cause, the Executive shall forfeit any benefit to which he may otherwise be entitled hereunder.

Involuntary Termination shall mean the Executive's involuntary termination by the Bank without Cause or voluntary termination for "Good Reason." The Executive will have Good Reason to terminate if the following occurs without the Executive's consent:

(i)	a material change in Executives function, duties or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position held and attributes of such position in effect as of the date of this Agreement or any successor executive position;

(ii)	a relocation of Executive's principal place of employment by more than thirty (30) miles from its location at the effective date of this Agreement; or

(iii)	a material reduction in Executive's base compensation.

Within ninety (90) days of the initial occurrence of any Good Reason event described above, Executive must provide written notice to the Bank of the existence of such condition. The Bank shall have at least thirty (30) days to remedy such event; provided, however, that the Bank may waive such opportunity to cure and commence payment hereunder. If the Bank remedies the event within the thirty (30)-day cure period, then no Good Reason shall be deemed to exist with respect to such event. If the Bank does not remedy the event within such thirty (30)-day cure period, then the Executive may voluntarily resign for Good Reason at any time within sixty (60) days following the expiration of such cure period. Notwithstanding the preceding, in the event of a continuing breach by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of such Good Reason event.

In the event of the Executive's Involuntary Termination prior to Executive's attainment of Early Retirement Age, Executive will be entitled to his Accrued Benefit. For purposes of this Agreement, Executive's "Accrued Benefit" shall mean the amounts accrued under the Agreement for financial statement purposes in accordance with generally accepted accounting principles (GAAP). Executive's Accrued Benefit shall be paid in a cash lump sum within sixty (60) days following Executive's Involuntary Termination prior to Executive’s attainment of Early Retirement Age.

If Executive voluntarily terminates his employment (other than for Good Reason) prior to Early Retirement Age, Executive shall be entitled to no benefit hereunder.

Section 3 is hereby deleted in its entirety and the Disability provision is replaced with the following Section 3.1 and the Death provision is replaced with the following Section 3.2:

3.1	Disability

If the Executive incurs a Disability, the Executive will be eligible for a benefit payable pursuant to this Section 3.1. If the Executive's Disability occurs prior to the Early Retirement Age, Executive shall be entitled to the Accrued Benefit under the Agreement; if Executive has attained Early Retirement Age but has not attained Normal Retirement Age, Executive shall be entitled to the Early Retirement Benefit under Section 2 above; and if Executive has attained Normal Retirement Age, the Executive shall be entitled to the Normal Retirement Benefit under Section 1 above. The Normal Retirement Benefit, the Early Retirement Benefit or Accrued Benefit, as applicable, shall be payable in equal monthly installments for a period of fifteen (15) years, commencing within sixty (60) days following the Executive's Disability.

In the event the Executive is entitled to the Early Retirement Benefit and is still living at the end of the fifteen (15) year benefit period, the Bank shall pay the Executive an additional annual benefit equal to the same amount that was being paid from the Annuity Contract during the initial 15-year period. This amount shall be payable in equal monthly installments, commencing with the first month following the final payment of the initial 15-year period and continuing monthly for the life of the Executive.

For these purposes, Disability means that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

3.2	Death

Upon the death of the Executive while still actively employed, a death benefit shall be paid to the Executive's beneficiary. If the Executive's death occurs prior to Early Retirement Age, Executive's beneficiary shall be entitled to Executive's Accrued Benefit under the Agreement. If Executive has attained Early Retirement Age but has not attained Normal Retirement Age, Executive's beneficiary shall be entitled to the Early Retirement Benefit under Section 2 above, as if Executive had terminated employment on the day prior to his death. If Executive has attained Normal Retirement Age, his beneficiary shall be entitled to the Normal Retirement Benefit under Section 1 above. The Normal Retirement Benefit, the Early Retirement Benefit or Accrued Benefit, as applicable, shall be payable in equal monthly installments for a period of fifteen (15) years, commencing within sixty (60) days following the Executive's death.

Upon the death of the Executive during the initial fifteen (15) year period of receiving any benefit payments as provided in this Agreement (and prior to the full benefit being paid), the Executive's designated beneficiary shall continue to receive the remaining equal monthly payments which would have been due the Executive payable at the time and in the same manner as if paid to Executive for the remainder of the fifteen (15) year period from the time that the benefit payments began.

The Executive shall designate a beneficiary to whom his benefits would be paid under this Agreement in the event of death. If the Executive shall have failed to make an effective designation of beneficiary in writing, or if the individual or individuals so designated shall die prior to receiving all payments required to be made to them hereunder and there is no designated alternate beneficiary, then in such event the remaining payments shall be made first to the Executive's surviving spouse, second to the Executive's surviving children, equally per stirpes if there is no surviving spouse, and finally to the estate of the Executive if there are neither a surviving spouse nor surviving children. The Executive shall have the right at all times to revoke or change his beneficiary designation by completing a new designation in writing.

Section 7 is hereby deleted in its entirety and replaced with the following:

7.	Change in Control

a.            In the event of the Executive's Separation from Service (for any reason other than for Cause) after a "Change in Control" of the Bank, Executive shall be entitled to the amount that is payable to the Bank from the Annuity Contract, designated through the Rider, as of the date of Separation from Service. Such benefit shall be payable in equal monthly installments, commencing on the first month following such Separation from Service and continuing monthly for a period of fifteen (15) years.

In the event the Executive is still living at the end of this fifteen (15) year period, the Bank shall pay the Executive an additional annual benefit equal to pension equal to the same amount that was being paid from the Annuity Contract during the initial 15-year period. This amount shall be payable in equal monthly installments, commencing with the first month following the final payment of the initial 15-year period and continuing for the life of the Executive.

b.            As used herein, the term "Change of Control" shall mean: (1) a change in ownership of the Corporation under paragraph (i) below, or (2) a change in effective control of the Corporation under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Corporation under paragraph (iii) below. For purposes of this section, the term “Corporation” shall refer to either the Bank, Seneca Financial Corp., the holding company of the Bank, or both, and their respective successors.

(i)	Change in the ownership of the Corporation. A change in the ownership of the Corporation shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(ii)	Change in the effective control of the Corporation. A change in the effective control of the Corporation shall occur on the date that either (1) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30% or more of the total voting power of the stock of the Corporation; or (2) a majority of members of Corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that this subsection (2) is inapplicable where a majority shareholder of the Corporation is another corporation; or

(iii)	Change in the ownership of a substantial portion of the Corporation's assets. A change in the ownership of a substantial portion of the Corporation's assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation l.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this subsection (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

(iv)	For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation l.409A-3(i)(5), except to the extent modified herein. Notwithstanding anything herein to the contrary, in no event shall a reorganization of Seneca Financial, MHC (i.e., the mutual holding company of the Company), the Company, or the Bank solely within its corporate structure or a “second-step conversion” constitute a Change in Control for the purposes of this Agreement.

Section 11.c.(i) is hereby deleted in its entirety and replaced with the following:

(i)            The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(l)(A), provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (A) the calendar year in which the Agreement terminates; (B) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (C) the first calendar year in which the payment is administratively practicable. In such case, Executive shall be entitled to either his Accrued Benefit (if termination occurs prior to Early Retirement Age), his Early Retirement Benefit (if complete termination occurs on or after Early Retirement Age but before Normal Retirement Age) or his Normal Retirement Benefit (if complete termination occurs after Normal Retirement Age). In the event that the Early Retirement Benefit or the Normal Retirement Benefit is payable under this Section 11.c.(i), the Bank may satisfy such benefit in cash or in kind by transferring ownership of a pro-rata portion of the Annuity Contract (in the event of Early Retirement) or the full Annuity Contract (in the event of Normal Retirement), as the case may be.

Section 11.c.(ii) is hereby deleted in its entirety and replaced with the following:

(ii)            The Bank may terminate the Agreement by irrevocable action within 30 days preceding, but not following, a Change in Control, provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date that such irrevocable action is taken to terminate the arrangements. Any such termination will comply with the requirements of Code Section 409A. In the event such complete termination occurs, Executive shall be entitled to the actuarial equivalent of the benefit payable under Section 7(a), which may be satisfied by the Bank either in cash or in kind by transferring the ownership of the Annuity Contract to the Executive and payable in the timeframe set forth in this Section 11.c.(ii).

Section 11.c.(iii) is hereby deleted in its entirety and replaced with the following:

(iii)            The Bank may terminate the Agreement provided that (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank or Company, (B) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations Section l.409A-l(c) if the Executive covered by this Agreement was also covered by any of those other arrangements are also terminated; (C) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (D) all payments are made within 24 months of the termination of the arrangements; and (E) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within three years following the date of termination of the arrangement. In the case of a termination under this Section 11.c.(iii) prior to Executive's attainment of Early Retirement Age, the Executive shall be entitled to his Accrued Benefit. If termination occurs after Early Retirement Age, Executive shall be entitled to the actuarial equivalent of his Early Retirement Benefit or Normal Retirement Benefit, as applicable (depending 'on Executive's age at the time of complete termination), payable in accordance with this Section 11.c.(iii). In the event that the Early Retirement Benefit or the Normal Retirement Benefit is payable under this Section 11.c.(iii), the Bank may satisfy such benefit in cash or in kind by transferring ownership of a pro-rata portion of the Annuity Contract (in the event of Early Retirement) or the full Annuity Contract (in the event of Normal Retirement), as the case may be.

The Agreement is otherwise ratified and confirmed in all respects.

IN WITNESS WHEREOF, a duly authorized officer of the Bank has signed this Amendment as of the date first written above.

SENECA SAVINGS

By:	/s/ Vincent Fazio

Its:	EVP & CFO